Exhibit 99.1

Singing Machine Announces Results of Operations For Second Quarter Fiscal 2024

Fort Lauderdale, FL, November 21, 2023 — The Singing Machine Company, Inc. (“Singing Machine” or the “Company”) (NASDAQ: MICS) — the North American leader in consumer karaoke products — today released its results of operations for the three months ended September 30, 2023. Financial highlights are as follows:

●	Revenues for the 3 months ended September 30, 2023 were $15.9 million, as compared to $17.1 million for the same period in the prior year. The $1.2 million (7.0%) decrease was largely due to a backlog of orders late in the quarter that moved into early third quarter and a $0.9 million co-op incentive accrual for planned holiday promotions.

●	Gross margins were 23.2% for the three-months ended September 30, 2023, as compared to 22.5% for the same period in the prior year. The slight improvement was largely the result of changes to newer, higher-margin yielding product mix and a significant reduction in ocean container prices that lowered the Company’s cost of inbound freight.

●	Operating expenses were $3.6 million for the three-months ended September 30, 2023, as compared to $3.3 million for the same period in the prior year. The $0.3 million (9.0%) increase was in part due to approximately a $0.2 million increase in selling expenses, and approximately a $0.1 million increase in general and administrative expenses.

●	The Company generated a net income of $0.1 million for the three months ended September 30, 2023, as compared to $0.6 million. The decrease in profitability was in part due to lower sales, and in part to the modest increase in operating expenses for the quarter.

●	The Company continued to maintain a conservatively capitalized balance sheet with $3.2 million cash on hand, a positive working capital position of approximately $8.7 million and no material debt as of September 30, 2023.

Gary Atkinson, Singing Machine’s Chief Executive Officer, commented, “We are pleased to share our results of operations for this quarter with shareholders. We experienced several unique challenges this past quarter, most notably with our transition from an in-house logistics and shipping model to a fully outsourced 3PL model. After ten plus years of perfecting this process in-house, it was a significant accomplishment for the team to transition to this new model during our busiest time of year. This transition to an outsourced logistics model is expected to help mitigate the costs of rising warehousing and staffing expenses for the Company for many years to come.”

“Overall, I feel the Company is weathering the general headwinds facing the US retail environment very well. We have maintained all of our shelf space with our big box retailers, anticipated changes in retail demand, managed inventory down by $3.0 million compared to the same period last year, and we have successfully expanded our presence into Canada with more retail distribution supported by a local 3PL Canada warehouse.”

“This quarter we were also very active delivering new products to the market, which have been well-received as we gear up our marketing efforts for the upcoming buying season with our global retail partners in early 2024. We are looking to finish the current holiday season with strength and focus, and I personally look forward to providing further updates to all shareholders soon,” concluded Mr. Atkinson.

Earnings Call Information:

The Company will host a conference call today, Tuesday, November 21, 2023, beginning at 10:00 AM Eastern time to discuss these results. If you would like to participate on the call, please dial 800-225-9448 and use conference ID: MICS.

An audio rebroadcast of the call will be available later in the day after the earnings call and can be heard at: www.singingmachine.com/investors.

About The Singing Machine

The Singing Machine Company, Inc. is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Investor Relations Contact:

investors@singingmachine.com

www.singingmachine.com

www.singingmachine.com/investors

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may”, “could”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

The Singing Machine Company, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	March 31, 2023
	(unaudited)

Assets
Current Assets
Cash	$3,212,564	$2,894,574
Accounts receivable, net of allowances of $243,412 and $165,986, respectively	10,901,701	2,075,086
Due from banks	152,148	-
Accounts receivable related parties	164,923	239,078
Inventories	13,042,627	9,639,992
Prepaid expenses and other current assets	303,342	350,735
Total Current Assets	27,777,305	15,199,465

Property and equipment, net	457,173	633,207
Operating leases - right of use assets	4,002,595	561,185
Other non-current assets	346,239	254,740
Total Assets	$32,583,312	$16,648,597

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$12,526,485	$1,769,348
Accrued expenses	2,747,502	2,265,424
Prepaids from customers	1,305,271	583,323
Reserve for sales returns	2,289,251	900,000
Other current liabilities	84,253	98,957
Current portion of operating lease liabilities	112,647	508,515
Total Current Liabilities	19,065,409	6,125,567

Other liabilities, net of current portion	14,844	103,997
Operating lease liabilities, net of current portion	3,825,115	87,988
Total Liabilities	22,905,368	6,317,552

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 100,000,000 shares authorized; 4,220,259 and 3,184,439 shares issued and 4,220,259 and 3,167,489 outstanding, respectively	42,203	31,675
Additional paid-in capital	31,514,831	29,822,205
Subscriptions receivable	-	(5,891)
Accumulated deficit	(21,879,090)	(19,516,944)
Total Shareholders’ Equity	9,677,944	10,331,045
Total Liabilities and Shareholders’ Equity	$32,583,312	$16,648,597

The Singing Machine Company, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net Sales	$15,930,563	$17,113,636	$18,555,566	$28,805,690

Cost of Goods Sold	12,196,677	13,260,617	13,972,830	21,863,138

Gross Profit	3,733,886	3,853,019	4,582,736	6,942,552

Operating Expenses
Selling expenses	1,169,088	899,590	1,614,362	1,504,787
General and administrative expenses	2,458,848	2,368,778	5,293,160	4,706,272
Total Operating Expenses	3,627,936	3,268,368	6,907,522	6,211,059

Income (Loss) from Operations	105,950	584,651	(2,324,786)	731,493

Other (Expenses) Income
Gain on disposal of fixed assets	44,296	-	44,296	-
Interest expense	(52,711)	(185,827)	(81,656)	(353,753)
Total (Expenses) income, net	(8,415)	(185,827)	(37,360)	(353,753)

Income (Loss) Before Income Tax Benefit	97,535	398,824	(2,362,146)	377,740

Income Tax Benefit	-	(102,357)	-	(97,276)

Net Income (Loss)	$97,535	$296,467	$(2,362,146)	$280,464

Net Income (Loss) per Common Share
Basic	$0.02	$0.10	$(0.58)	$0.11
Diluted	$0.02	$0.08	$(0.58)	$0.09

Weighted Average Common and Common Equivalent Shares:
Basic	4,220,259	3,071,131	4,063,697	2,484,660
Diluted	4,220,259	3,610,188	4,063,697	2,961,631

The Singing Machine Company, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	September 30, 2023	September 30, 2022

Cash flows from operating activities
Net (loss) income	$(2,362,146)	$280,464
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	234,448	120,390
Change in inventory reserve	132,386	466,000
Change in allowance for bad debts	77,426	155,403
Gain from disposal of property and equipment	(44,296)	-
Stock based compensation	99,259	231,213
Amortization of right of use assets	433,086	417,068
Deferred taxes	-	80,081
Changes in operating assets and liabilities:
Accounts receivable	(8,904,041)	(8,011,050)
Due from banks	(152,148)	(976,166)
Accounts receivable - related parties	74,155	70,547
Inventories	(3,535,021)	(2,326,800)
Prepaid expenses and other current assets	47,393	193,984
Other non-current assets	(91,499)	(107,400)
Accounts payable	10,757,137	4,742,478
Accrued expenses	482,078	811,932
Refunds due to customers	721,948	(4,043)
Reserve for sales returns	1,389,251	700,606
Operating lease liabilities	(533,237)	(424,912)
Net cash used in operating activities	(1,173,821)	(3,580,205)
Cash flows from investing activities
Purchase of property and equipment	(67,978)	(87,801)
Disposal of property and equipment	53,860	-
Net cash used in investing activities	(14,118)	(87,801)
Cash flows from financing activities
Proceeds from issuance of stock, net of offering costs	1,603,895	3,362,750
Collection of subscriptions receivable	5,891	-
Payments on installment notes	(103,857)	(36,372)
Proceeds from exercise of common stock warrants	-	865,203
Proceeds from exercise of pre-funded warrants	-	168,334
Payments on finance leases	-	(3,709)
Net cash provided by financing activities	1,505,929	4,356,206
Net change in cash	317,990	688,200

Cash at beginning of year	2,894,574	2,290,483
Cash at end of period	$3,212,564	$2,978,683

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,280	$331,225
Right of use assets exchanged for lease liabilities	$3,874,496	$-